EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 2 to the Registration Statement (Form S-3 No. 333-229990) and related Prospectus of TRACON Pharmaceuticals, Inc. for the registration of common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated February 28, 2019, with respect to the consolidated financial statements of TRACON Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 3, 2019